University General Health System Announces Acquisition of Houston Area Clinics

Acquisition Expected to Increase Yearly Revenues by Approximately $6.5 Million

HOUSTON, TX -- (Marketwire - August 01, 2012) - University General Health System, Inc. (OTCQB: UGHS) (PINKSHEETS: UGHS), a diversified, integrated multi-specialty health delivery system, today announced that it has completed the acquisition of diagnostic imaging, physical therapy and sleep clinics in Kingwood, Texas, a suburb of Houston, for a combination of stock, cash, and the acquisition of debt. The agreement was executed with Management Affiliates of Northeast Houston, LLC, d/b/a Kingwood Diagnostic and Rehabilitation Center, which represents an association of thirteen physicians and primary care practitioners, including physician assistants and nurse practitioners.

"This acquisition will contribute to the expansion of our regional network in the north Houston metropolitan area," observed Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc. "The Company estimates that the acquired clinics should generate at least $6.5 million in annual net patient revenues, along with a projected yearly EBITDA of $2.6 million. The clinics will become hospital outpatient departments (HOPDs) of our flagship University General Hospital, which is located near the Texas Medical Center in Houston, Texas."

"Joining University General Health System represents a significant milestone in our development of the clinics in Kingwood, and we look forward to the expansion of services for our physicians and patients that should result from this transaction," stated Randy Butler, Chief Executive Officer of Kingwood Diagnostic Affiliates and Rehabilitation Center. "Our decision to enter into this agreement was based upon University General's expansion strategy and its ability to provide the highest quality of care, which is paramount to our patients."

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers, a diagnostic imaging and physical therapy clinic, and a Hyperbaric Wound Care Center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock is listed on the OTCQB Exchange under the symbol "UGHS".

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557

Craig Allison
(914) 630-7429
CAllison@ughs.net

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
info@rjfalkner.com